Exhibit 1.1

AMENDMENT NO. 1 TO

AMENDED & RESTATED DEALER MANAGER AGREEMENT

This Amendment No. 1 to the Amended & Restated Dealer Manager Agreement (this “Amendment”), dated as of December 31, 2015, is among Resource Innovation Office REIT, Inc., a Maryland corporation (the “Company”), Resource Securities, Inc. (the “Dealer Manager”) and Resource Real Estate, Inc. (the “Sponsor”). This Amendment amends the Amended & Restated Dealer Manager Agreement dated October 1, 2015, among the Company, the Advisor and the Sponsor (the “Dealer Manager Agreement”).

W I T N E S S E T H

WHEREAS, the Company, the Dealer Manager and the Sponsor are parties to the Dealer Manager Agreement, pursuant to which the Dealer Manager agreed to provide certain services and the Company and the Sponsor agreed to provide certain compensation to the Dealer Manager in exchange for such services; and

WHEREAS, the Company, the Advisor and the Sponsor desire to amend the Dealer Manager Agreement.

NOW, THEREFORE, the Company, the Advisor and the Sponsor hereby modify and amend the Dealer Manager Agreement as follows:

1.	Defined Terms. Capitalized terms used herein shall have the meanings set forth in the Dealer Manager Agreement

2.	Amendments to the Dealer Manager Agreement.

(a) Section 5(b) is hereby deleted and replaced with the following:

(b)	Selling Commissions.

Class A Shares

Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended and supplemented from time to time, the Dealer Manager shall receive the following selling commissions from the Company and the Sponsor, separately, based on each Class A Share sold by the Dealer Manager or the Dealers to investors in the Company whose subscriptions for Shares are accepted by the Company:

	Selling Commissions Paid by the Company
Distribution Channel	Primary Offering Shares	DRP Shares
Sales through a Dealer earning transaction-based compensation	2.5%	0.0%
Sales through all other distribution channels as described in the Prospectus	0.0%	0.0%

	Selling Commissions Paid by the Sponsor
Distribution Channel	Primary Offering Shares	DRP Shares
Sales through a Dealer earning transaction-based compensation	3.0%	0.0%
Sales through all other distribution channels as described in the Prospectus	0.0%	0.0%

The Sponsor may, at its discretion and upon thirty (30) days’ notice to the Dealer Manager and the Company, terminate its obligation to pay selling commissions in connection with the sale of Class A Shares following the end of such thirty (30) day notice period. In the event that the Sponsor provides such notice, the Dealer Manager shall receive the following selling commissions from the Company following the end of such thirty (30) day notice period based on each Class A Share sold by the Dealer Manager or the Dealers to investors in the Company:

	Selling Commissions Paid by the Company
Distribution Channel	Primary Offering Shares	DRP Shares
Sales through a Dealer earning transaction-based compensation	5.5%	0.0%
Sales through all other distribution channels as described in the Prospectus	0.0%	0.0%

Neither the Company nor the Sponsor will pay any selling commissions in connection with Shares sold pursuant to the DRP. Except as set forth herein or in the “Plan of Distribution” section of the Prospectus (as amended and supplemented), the Dealer Manager will reallow all of its selling commissions attributable to a Dealer.

Neither the Company nor the Sponsor shall have any obligation whatsoever to pay any selling commissions payable by the other in connection with sales of Class A Shares. Neither the Sponsor nor the Company shall be subject to any losses, claims, expenses, damages or liabilities whatsoever with respect to any selling commissions payable by the other in connection with the sale of Class A shares. Neither the Dealer Manager nor any Dealer shall bring any action, suit or other proceeding against the Company or the Sponsor or any of their assets with respect to any selling commissions payable by the other in connection with the sale of Class A shares, including without limitation, any proceeding claiming nonpayment of selling commissions by the other.

Class T Shares

Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended and supplemented from time to time, and unless and until the Sponsor provides the notice described below, the Dealer Manager shall receive the following selling commissions from the Sponsor, based on each Class T Share sold by the Dealer Manager or the Dealers to investors in the Company:

	Selling Commissions Paid by the Sponsor
Distribution Channel	Primary Offering Shares	DRP Shares
Sales through a Dealer earning transaction-based compensation	3.0%	0.0%
Sales through all other distribution channels as described in the Prospectus	0.0%	0.0%

The Sponsor may, at its discretion and upon thirty (30) days’ notice to the Dealer Manager and the Company, terminate its obligation to pay selling commissions in connection with the sale of Class T Shares following the end of such thirty (30) day notice period. In the event that the Sponsor provides such notice, the Dealer Manager shall receive the following selling commissions from the Company following the end of such thirty (30) day notice period based on each Class T Share sold by the Dealer Manager or the Dealers to investors in the Company:

	Selling Commissions Paid by the Company
Distribution Channel	Primary Offering Shares	DRP Shares
Sales through a Dealer earning transaction-based compensation	3.0%	0.0%
Sales through all other distribution channels as described in the Prospectus	0.0%	0.0%

Neither the Company nor the Sponsor will pay any selling commissions in connection with Shares sold pursuant to the DRP. Except as set forth herein or in the “Plan of Distribution” section of the Prospectus (as amended and supplemented), the Dealer Manager will reallow all of its selling

Neither the Company nor the Sponsor shall have any obligation whatsoever to pay any selling commissions payable by the other in connection with sales of Class T Shares. Neither the Sponsor nor the Company shall be subject to any losses, claims, expenses, damages or liabilities whatsoever with respect to any selling commissions payable by the other in connection with the sale of Class T shares. Neither the Dealer Manager nor any Dealer shall bring any action, suit or other proceeding against the Company or the Sponsor or any of their assets with respect to any selling commissions payable by the other in connection with the sale of Class A shares, including without limitation, any proceeding claiming nonpayment of selling commissions by the other.

(b) The Form of Selected Dealer Agreement attached as Exhibit A to the Dealer Manager Agreement is hereby deleted and replaced with the Form of Selected Dealer Agreement attached as Exhibit A to this Amendment.

3. Applicable Law; Venue. This Amendment was executed and delivered in, and its validity, interpretation and construction shall be governed by the laws of, the Commonwealth of Pennsylvania; provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section 3. Venue for any action brought hereunder shall lie exclusively in Philadelphia, Pennsylvania.

4.	Entire Amendment.

This Amendment may not be amended or modified in any way except by subsequent agreement executed in writing by the Company, the Dealer Manager and the Sponsor.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Amended & Restated Dealer Manager Agreement as of the date and year first above written.

COMPANY

RESOURCE INNOVATION OFFICE REIT, INC., a Maryland corporation

By:	/s/ Alan F. Feldman
Name:	Alan F. Feldman
Title:	Chief Executive Officer

SPONSOR

RESOURCE REAL ESTATE, INC., a Delaware corporation

By:	/s/ Alan F. Feldman
Name:	Alan F. Feldman
Title:	Chief Executive Officer

DEALER MANAGER

RESOURCE SECURITIES, INC., a Delaware corporation

By:	/s/ Darshan Patel
Name:	Darshan Patel
Title:	President

[Signature Page to Amendment No. 1 to Amended & Restated Dealer Manager Agreement]

EXHIBIT A

FORM OF SELECTED DEALER AGREEMENT

WITH RESOURCE SECURITIES, INC.

TO:

RE:	RESOURCE INNOVATION OFFICE REIT, INC.

Ladies and Gentlemen:

Resource Innovation Office REIT, Inc. (the “Company”) is a corporation organized under Maryland law. Class A and Class T shares of common stock of the Company (individually, the “Class A Shares” and the “Class T Shares” and collectively the “Shares”) are being offered for sale as described in the Prospectus.

Our firm, Resource Securities, Inc. (the “Dealer Manager”) has entered into an Amended & Restated Dealer Manager Agreement with the Company and Resource Real Estate, Inc. (the “Sponsor”) dated October [    ], 2015 (the “Dealer Manager Agreement”) for offers and sales of the Shares pursuant to the terms therein, the form of which is attached hereto as Exhibit A and incorporated in this Agreement by reference. Under the Dealer Manager Agreement, the Dealer Manager has agreed to form a group of FINRA member firms (the “Dealers”), which will obtain subscriptions for Shares on a “best efforts” basis as provided in the Prospectus. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Dealer Manager Agreement.

You are invited to become one of the Dealers on a non-exclusive basis. By your acceptance below you agree to act in that capacity and may offer the Shares to your customers in accordance with the terms and conditions of this Agreement.

1.	Amended & Restated Dealer Manager Agreement.

By your acceptance of this Agreement, you will become one of the Dealers referred to in the Dealer Manager Agreement and will be entitled and subject to the provisions contained in such Amended & Restated Dealer Manager Agreement related to the Dealers, including the representations and warranties of the Company contained in Section 2 of the Dealer Manager Agreement and the indemnification provisions contained in Section 9 of the Dealer Manager Agreement, including specifically the provisions of such Amended & Restated Dealer Manager Agreement (Section 9(c)) wherein each Dealer severally agrees to indemnify and hold harmless the Company, the Sponsor, the Dealer Manager and each of their officers and directors (including any person named in the Registration Statement, with his consent, who is about to become a director), each person who signed the Registration Statement and each person, if any, who controls the Company and the Dealer Manager within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”).

Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus and such other printed information furnished to the Dealer by the Dealer Manager to supplement the Prospectus (“Supplemental Information”).

2.	Submission of Orders.

Those persons who purchase Shares will be instructed by the Dealer to make their checks payable to “UMB Bank, N.A., as escrow agent for Resource Innovation Office REIT, Inc.” or, after the Minimum Offering has been achieved, to the Company, except with respect to any state that has imposed a minimum offering amount higher than the Minimum Offering as described in the Prospectus (each a “State-Required Minimum Offering”). Checks from investors that reside in states that have imposed a State-Required Minimum Offering must be made payable to

“UMB Bank, N.A., as escrow agent for Resource Innovation Office REIT, Inc.” until the applicable State-Required Minimum Offering has been achieved. The Dealer will return any check it receives not conforming to the foregoing instructions directly to such subscriber not later than 12:00 p.m. EST of the next business day following its receipt. Checks received by the Dealer that conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the following methods:

Where, pursuant to the Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are received from subscribers, checks and subscription documents will be transmitted by noon of the next business day following receipt by the Dealer for deposit to an escrow agent for the Company or, after the Minimum Offering has been achieved, to the Company, except for investments from residents of states that have imposed a State-Required Minimum Offering. The Dealer will transmit checks and subscription documents from residents of states that have imposed a State-Required Minimum Offering for deposit to the escrow agent for the Company or, after the applicable State-Required Minimum Offering has been achieved, to the Company by noon of the next business day following receipt by the Dealer.

Where, pursuant to the Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, checks and subscription documents will be transmitted by the end of the next business day following receipt by the Dealer to the office of the Dealer conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn by the end of the next business day following receipt by the Final Review Office transmit such checks and subscription documents for deposit to the escrow agent for the Company or, after the Minimum Offering has been achieved, to the Company, except for investments from residents of states that have imposed a State-Required Minimum Offering. The Final Review Office will transmit checks and subscription documents from residents of states that have imposed a State-Required Minimum Offering for deposit to the escrow agent for the Company or, after the applicable State-Required Minimum Offering has been achieved, to the Company by the end of the next business day following receipt by the Final Review Office.

3.	Pricing.

Except as described in the “Plan of Distribution” section of the Prospectus (as amended and supplemented) and until the NAV pricing date (as defined below), the Shares are to be sold at a per Share cash price as follows (unless otherwise disclosed in the Prospectus):

Class A Shares

Distribution Channel	Primary Offering Shares	DRP Shares
Sales through a Dealer earning transaction-based compensation	$10.27	$9.96
Sales through all other distribution channels as discussed in the Prospectus	$10.00	$9.96

Class T Shares

Distribution Channel	Primary Offering Shares	DRP Shares
Sales through a Dealer earning transaction-based compensation	$10.00	$9.70
Sales through all other distribution channels as discussed in the Prospectus	$10.00	$9.70

The Company will be required to publish an estimated value per share based on the net asset value (“NAV”) of its investments and liabilities within 150 days following the second anniversary of the date on which the Company meets the Minimum Offering (the “NAV pricing date”). Following the NAV pricing date, the Company will publish an updated estimated value per Class A Share and Class T Share on at least an annual basis. In the event the Company determines its NAV during the Offering, the Company will adjust the public offering price per Class A Share and Class T Share as described in the Prospectus and reflect the updated offering price per share in a supplement to the Prospectus.

Upon the terms set forth in the Prospectus, pursuant to the Company’s volume discount program, Class A Shares shall be sold at reduced prices in accordance with the following table, which may be amended and supplemented by the Prospectus:

Dollar Volume Shares Purchased	Selling Commission Paid by the Company (Based on $10.27 Price Per Share)	Selling Commission Paid by the Sponsor (Based on $10.27 Price Per Share)	Price Per Share to Investor(1)
$2,500 to $999,999	2.5%	3.0%	$10.27
1,000,000 to 1,999,999	2.0	2.5	10.21
2,000,000 to 2,999,999	1.5	2.0	10.17
3,000,000 to 3,999,999	1.0	1.5	10.12
4,000,000 to 9,999,999	0.5	1.0	10.06
10,000,000 and above	0.5	0.25	10.06

(1)	Following the NAV pricing date, the percentage discounts on selling commissions will be applied to the adjusted per share purchase price.

The reduced selling price and selling commission will apply to the entire purchase. Until the NAV pricing date, all commission rates are calculated assuming a price per share of $10.27 for Class A Shares. For example, a purchase of 250,000 Class A Shares in a single transaction would result in a purchase price of $2,542,500 ($10.17 per share), with selling commissions paid by the Company of $38,137.

In addition, as described in the Prospectus, the Dealer Manager may sell shares to Dealers, their retirement plans, their representatives and the family members, IRAs and the qualified plans of their representatives at a pre-NAV pricing date purchase price of $10.01 per share, reflecting that selling commissions in the amount of $0.26 per share will not be payable in consideration of the services rendered by such Dealers and representatives in the Offering. Following the NAV pricing date, a similar discount will be applied to the new offering price. For purposes of this discount, a family member includes such person’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in law or brother- or sister-in-law.

4.	Dealer’s Commissions.

Except as otherwise provided in the Dealer Manager Agreement, the Company and the Sponsor will pay separate selling commissions to the Dealer Manager in connection with the sale of Class A Shares, and the Sponsor will pay selling commissions to the Dealer Manager in connection with the sale of Class T Shares. As provided in the Dealer Manager Agreement, the Sponsor may, at its discretion and upon thirty (30) days’ notice, terminate its obligation to pay selling commission in connection with the sale of the Shares. Notwithstanding anything to the contrary herein, in the event that the Sponsor provides such notice, the Company will pay such selling commissions in connection with the sale of the Shares. Pursuant to the Dealer Manager Agreement, the Dealer Manager will reallow all selling commissions attributable to Dealer. Except for discounts described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus (as amended and supplemented) and pursuant to the volume discount program described in Section 3 of this Agreement, the Dealer’s selling commission applicable to the public offering price of the Class A Shares and Class T Shares sold by the Dealer, which it is authorized to sell hereunder, are as follows:

Class A Shares

	Selling Commissions
Distribution Channel	Primary Offering Shares		DRP Shares
Sales through a Dealer earning transaction-based compensation	5.5	%*	0.0%
Sales through all other distribution channels as described in the Prospectus	0.0%		0.0%

*	2.5% paid by the Company and 3% paid by the Sponsor to the Dealer Manager

The Dealer will not receive any selling commissions in connection with Class A Shares sold pursuant to the DRP.

Class T Shares

	Selling Commissions
Distribution Channel	Primary Offering Shares		DRP Shares
Sales through a Dealer earning transaction-based compensation	3.0	%*	0.0%
Sales through all other distribution channels as described in the Prospectus	0.0%		0.0%

*	Paid by the Sponsor to the Dealer Manager

The Dealer will not receive any selling commissions in connection with Class T Shares sold pursuant to the DRP.

All selling commissions shall be based on Shares sold by Dealer and accepted and confirmed by the Company, which commission will be paid by the Dealer Manager. For these purposes, a “sale of Shares” shall occur if and only if a transaction has closed with a subscriber for Shares pursuant to all applicable offering and subscription documents, payment for the Shares has been received in full in the manner provided in Section 2 hereof, the Company has accepted the subscription agreement of such subscriber and the Company has thereafter distributed the commission to the Dealer Manager in connection with such transaction. The Dealer affirms that the Dealer Manager’s liability for commissions payable is limited solely to the proceeds of commissions receivable from the Company and the Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commission from the Company.

In addition, upon the terms set forth herein or in the Prospectus (as amended and supplemented), the Dealer Manager will reallow to Dealer a portion of its dealer manager fee equal to 1.0% of the proceeds from Shares sold by Dealer in the primary offering (the “Marketing Fee”) upon the terms and conditions set forth in an Appendix hereto, provided that the Dealer Manager may adjust the amount of the reallowance, in its sole discretion, based upon a number of factors including the number of shares sold by Dealer in this offering, Dealer’s level of marketing support and bona fide conference fees incurred, each as compared to those of the other Dealers participating in this offering. For volume discount sales of Class A Shares of $3,000,000 or more, the dealer manager fee is reduced as set forth above. The amount of the dealer manager fee reallowed to a Dealer in that instance will be negotiated on a transaction by transaction basis. The Dealer Manager or the Company will pay or reimburse bona fide invoiced due diligence expenses of Dealer, provided, however, that the aggregate of such reimbursements to Dealer and other broker-dealers, together with all other organization and offering expenses, may not exceed 15% of the Company’s gross proceeds from the Offering.

The selling commission will be waived in connection with the following categories of sales:

•	Sales in which an investor pays a broker-dealer a fixed fee, e.g., a percentage of assets under management, for investment advisory and broker-dealer services, which is referred to as a “wrap fee;”

•	Sales made by certain selected participating broker-dealers at the discretion of the dealer manager;

•	Sales in managed accounts that are managed by participating broker-dealers or their affiliates;

•	Sales to employees of selected participating broker-dealers; or

•	Sales made through a bank acting as a trustee or fiduciary.

As set forth in the Dealer Manager Agreement and subject to the terms and limitations described therein, each outstanding Class T Share sold in the primary Offering will be subject to a distribution and shareholder servicing fee payable to the Dealer Manager for four years from the date on which such share is issued for services and expenses related to the marketing, sale and distribution of such shares and for providing shareholder services. The Dealer Manager will reallow the distribution and shareholder servicing fees to the Dealer for Class T Shares which the Dealer sold to give rise to such fees. If the Dealer is no longer the broker-dealer of record with respect to such Class T Shares, however, then Dealer shall no longer be paid the distribution and shareholder servicing fees related to such Class T Shares. Notwithstanding the foregoing, the Company will cease paying to the Dealer Manager and the Dealer Manager will cease reallowing to the Dealer, the distribution and shareholder servicing fee with respect to all Class T Shares sold in the Offering at the earliest of: (i) the date at which, in the aggregate, underwriting compensation from all sources, including the distribution and shareholder servicing fee, equals 10% of the gross proceeds from the primary Offering (i.e. excluding proceeds from sales pursuant to the DRP); (ii) the date on which the Company lists the Shares on a national securities exchange; and (iii) the date of a merger or other extraordinary transaction in which the Company is a party and in which the Shares are exchanged for cash or other securities.

Except as otherwise provided herein, all expenses incurred by Dealer in the performance of the Dealer’s obligations hereunder, including, but not limited to, expenses related to the Offering and any attorneys’ fees, shall be at Dealer’s sole cost and expense, and the foregoing shall apply notwithstanding the fact that the Offering is not consummated for any reason.

Dealer acknowledges and agrees that no commissions, payments or amounts whatsoever will be paid to the Dealer unless or until the gross proceeds of the Shares sold are disbursed to the Company pursuant to Section 3 of the Escrow Agreement, except for Shares sold to residents of a state that has imposed a State-Required Minimum Offering, which will be paid to the Dealer pursuant to Sections 4, 5 and 6 of the Escrow Agreement. Until the Minimum Offering, as defined in the Escrow Agreement, is obtained, investments will be held in escrow and, if the Minimum Offering is not obtained within the time periods specified in the Prospectus, investments will be returned to the investors in accordance with the Prospectus. Likewise, if an applicable State-Required Minimum Offering is not obtained prior to the termination of the Offering, the investments from residents of that state will be promptly returned to them in accordance with the Prospectus.

The parties hereby agree that the foregoing commission is not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that Dealer’s interest in the Offering is limited to such commission from the Dealer Manager and Dealer’s indemnity and right to contribution referred to in Sections 10 and 11 of the Dealer Manager Agreement and that neither the Company nor the Sponsor is liable or responsible for the direct payment of such commission to the Dealer.

5.	Payment.

Payment of selling commissions or any reallowance of a portion of the dealer manager fee or distribution and shareholder servicing fee will be made by the Dealer Manager (or by the Company or the Sponsor as provided in the Dealer Manager Agreement) to the Dealer within 30 days of the receipt by the Dealer Manager of the applicable gross payments from the Company or the Sponsor. Dealer acknowledges that, if the Company or the Sponsor pays selling commissions to the Dealer Manager, the Company or the Sponsor, respectively, is relieved of any obligation to pay selling commissions to the Dealer. The Company or the Sponsor may rely on and use the preceding acknowledgment as a defense against any claim by the Dealer for selling commissions the Company or the Sponsor pays to Dealer Manager but that Dealer Manager fails to remit to the Dealer. Payments will be made via electronic transfer in accordance with the instructions that the Dealer provides on the last page of this Agreement.

6.	Right to Reject Orders or Cancel Sales.

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company. The Dealer agrees that the Company, in its sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever, and no commission will be paid to the Dealer with respect to the portion of any subscription that is rejected. Orders not accompanied by a subscription agreement with the executed signature page and the required check in payment for the Shares may be rejected. Issuance and delivery of the Shares will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, the Dealer agrees to return to the Dealer Manager any commission theretofore paid with respect to such order within 30 days thereafter and, failing to do so, the Dealer Manager shall have the right to offset amounts owed against future commissions due and otherwise payable to the Dealer.

7.	Covenants of the Dealer.

Dealer covenants and agrees with the Dealer Manager and the Company that:

(a) Dealer will use its best efforts to sell the Shares for cash on the terms and conditions set forth in this Agreement and the Prospectus as amended and supplemented.

(b) Dealer agrees not to rely upon the efforts of the Dealer Manager, which is affiliated with the Company, in determining whether the Company has adequately and accurately disclosed all material facts upon which to provide a basis for evaluating the Company to the extent required by federal or state laws or FINRA. Dealer further agrees to conduct its own investigation to make that determination independent of the efforts of the Dealer Manager.

(c) In connection with the Dealer’s participation in the offer and sale of Shares (including, without limitation, all initial and additional subscriptions for Shares and any resales and transfers of Shares), the Dealer will comply with all requirements and obligations imposed upon it by (i) the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated under both such acts, including the obligation to deliver a copy of the Prospectus as amended or supplemented; (ii) all applicable state securities laws and regulations as from time to time in effect; (iii) the applicable rules of FINRA, including, but not in any way limited to, Rules 2340, 2420, 2730, 2740 and 2750 of the NASD Conduct Rules, FINRA Rule 2310 and FINRA Rule 5141; (iv) all applicable rules and regulations relating to the suitability of investors, including, without limitation, the provisions of Articles III.C. and III.E of the Statement of Policy regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. (the “NASAA Guidelines”); (v) any other state and federal laws and regulations applicable to the Offering, the sale of Shares or the activities of the Dealer pursuant to this Agreement, including without limitation the privacy standards and requirements of state and federal laws, including the Gramm-Leach-Bliley Act of 1999 (the “GLBA”), and the laws governing money laundering abatement and anti-terrorist financing efforts, including the applicable rules of the SEC and FINRA, the Bank Secrecy Act, as amended, the USA Patriot Act of 2001, and regulations administered by the Office of Foreign Asset Control at the Department of the Treasury; and (vi) this Agreement and the Prospectus as amended and supplemented.

(d) The Dealer will not offer Shares in any jurisdiction unless and until (i) the Dealer has been advised in writing by the Company or the Dealer Manager that the Shares are either registered in accordance with, or exempt from, the securities laws of such jurisdiction and (ii) the Dealer has all required licenses and registrations to offer shares in that jurisdiction.

(e) The Dealer will offer Shares (both at the time of an initial subscription and at the time of any additional subscription, including initial enrollments and increased participations in the DRP) only to persons who meet the financial qualifications and suitability standards set forth in the Prospectus as amended or supplemented or in any suitability letter or memorandum sent to the Dealer by the Company or the Dealer Manager. Nothing contained in this section shall be construed to relieve the Dealer of the Dealer’s suitability obligations under FINRA Rule 2111 or FINRA Rule 2310. Dealer shall not purchase any Shares for a discretionary account without obtaining the prior written approval of Dealer’s customer and his or her signature on a subscription agreement.

(f) The Dealer agrees to comply with the record-keeping requirements imposed by (i) federal and state securities laws and the rules and regulations thereunder, (ii) the applicable rules of FINRA and (iii) the NASAA Guidelines, including the requirement to maintain records (the “Suitability Records”) of the information used to determine that an investment in Shares is suitable and appropriate for each subscriber pursuant to the requirements of the jurisdiction in which such purchaser is a resident, the suitability standards set forth in the Prospectus and the subscription agreement for the Shares for a period of six (6) years from the date of the sale of the Shares. The Dealer further agrees to make the Suitability Records available to the Dealer Manager and the Company upon request and to make them available to representatives of the SEC and FINRA and applicable state securities administrators upon the Dealer’s receipt of a subpoena or other appropriate document request from such agency. Dealer agrees that, prior to accepting a subscription for the Shares, it will inform the prospective investor of all pertinent facts relating to the illiquidity and lack of marketability of the Shares, as appropriate, during the term of the investment.

(g) The Dealer will provide the Dealer Manager with a copy of the Dealer’s policies and procedures, including any subsequent amendments thereto, regarding expense reimbursements to the Dealer’s registered representatives and related reporting requirements to the Dealer.

(h) The Dealer will provide the Dealer Manager with such information relating to the offer and sale of the Shares by it as the Dealer Manager may from time to time reasonably request or as may be requested to enable the Dealer Manager or the Company, as the case may be, to prepare such reports of sale as may be required to be filed under applicable federal or state securities laws and the rules and regulations thereunder.

(i) The Dealer agrees to be bound by the terms of the Escrow Agreement dated June 1, 2015, among UMB Bank, N.A., as escrow agent, the Dealer Manager and the Company, which is included as an exhibit to the Registration Statement, and the Dealer Manager further agrees that it will not represent or imply that UMB Bank, N.A., as the escrow agent identified in the Prospectus, has investigated the desirability or advisability of an investment in the Company or has approved, endorsed or passed upon the merits of the Shares or of the Company, nor will the Dealer use the name of said escrow agent in any manner whatsoever in connection with the offer or sale of the Shares other than by acknowledgment that it has agreed to serve as escrow agent.

8.	Prospectus and Sales Literature.

Except for Authorized Sales Materials, Dealer is not authorized or permitted to give, and will not give, any information or make any representation (written or oral) concerning the Shares except as set forth in the Prospectus as amended and supplemented. The Dealer Manager will supply Dealer with reasonable quantities of the Prospectus, including amendments of and supplements to the Prospectus, and any Authorized Sales Materials, for delivery to investors, and Dealer will deliver a copy of the Prospectus, including any amendments and supplements thereto, as required by the Securities Act, the Exchange Act and the rules and regulations promulgated under both. The Dealer agrees that (i) it will deliver a copy of the Prospectus as amended and supplemented to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor and (ii) it will not send or give any Authorized Sales Materials to an investor unless the Authorized Sales Materials are accompanied by or preceded by the Prospectus, as amended and supplemented.

Except for the Authorized Sales Materials, the Company has not authorized the use of any supplemental literature or sales materials in connection with the Offering and the Dealer agrees not to use any material unless it has been authorized by the Company and provided to the Dealer by the Dealer Manager. Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing that is supplied to it by the Dealer Manager and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. Dealer agrees that it will not show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Dealer Manager if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction. Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing that relates to another company supplied to it by the Company or the Dealer Manager bearing a legend that states that such material may not be used in connection with the offer or sale of any securities of the Company.

Dealer agrees, if the Dealer Manager so requests, to furnish a copy of any revised Prospectus to each person whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of federal and state securities laws and the rules and regulations thereunder, including Rule 15c2-8 under the Exchange Act. Regardless of the termination of this Agreement, Dealer will deliver a Prospectus (as amended and supplemented) in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such other period as may be required by the Exchange Act or the rules and regulations thereunder.

9.	License and Association Membership.

Dealer represents and warrants to the Company and the Dealer Manager that it is a properly registered or licensed broker-dealer with the SEC, duly authorized to offer and sell Shares under federal securities laws and regulations and the securities laws and regulations of all states where it offers or sells Shares and that it is a member of FINRA in good standing. This Agreement shall automatically terminate if the Dealer ceases to be a member of FINRA in good standing or is subject to a FINRA suspension or if the Dealer’s registration or license under the Exchange Act or any state securities laws or regulations is terminated or suspended; the Dealer agrees to notify the Dealer Manager immediately if any of these events occur.

10.	Anti-Money Laundering Compliance Programs.

Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that the Dealer has established and implemented an anti-money laundering and customer identification compliance program (“AML Program”) in accordance with applicable laws and regulations, including federal and state securities laws, applicable rules of FINRA, and the Bank Secrecy Act, Title 31 U.S.C. Sections 5311-5355, as amended by the USA Patriot Act of 2001, and related regulations (31 C.F.R. Part 103), and will continue to maintain its AML Program consistent with applicable laws and regulations during the term of this Agreement.

In accordance with these applicable laws and regulations and its AML Program, Dealer agrees to verify the identity of its new customers; to maintain customer records; to check the names of new customers against government watch lists, including the Office of Foreign Asset Control’s (OFAC) list of Specially Designated Nationals and Blocked Persons. Additionally, Dealer will monitor account activity to identify patterns of unusual size or volume, geographic factors and any other “red flags” described in the USA Patriot Act as potential signals of money laundering or terrorist financing. Dealer will submit to the Financial Crimes Enforcement Network any required suspicious activity reports about such activity and further will disclose such activity to applicable federal and state law enforcement when required by law. Upon request by the Dealer Manager at any time, the Dealer hereby agrees to furnish (i) a copy of its AML Program to the Dealer Manager for review, and (ii) a copy of the findings and any remedial actions taken in connection with Dealer’s most recent independent testing of its AML Program. The Company and the Dealer Manager reserve the right to reject account applications from new customers who fail to provide necessary account information or who intentionally provide misleading information.

11.	Suspension; Termination; and Amendment

This Agreement shall become effective upon the execution hereof by the Dealer and the receipt of this executed Agreement by the Dealer Manager. Dealer will immediately suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. In addition to termination pursuant to Section 9, any party may terminate this Agreement by written notice, which termination shall be effective 48 hours after such notice is given. Upon the sale of all of the Shares or the termination of the Dealer Manager Agreement, this Agreement shall terminate without obligation on the part of the Dealer or the Dealer Manager, except as set forth in this Agreement. The respective agreements and obligations of the Dealer Manager and the Dealer set forth in Sections 4, 5, 6, 7(c), 7(f), 7(h), 8 and 11 through 23 of this Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement. This Agreement may be amended at any time by the Dealer Manager by written notice to the Dealer. Any such amendment shall be deemed accepted by the Dealer upon the Dealer placing an order for the sale of Shares after it has received such notice.

12.	Limitation of Offer

Dealer will offer Shares only to persons who meet the financial qualifications set forth in the Prospectus and will only make offers to persons in the states in which it is advised in writing by the Company or the Dealer Manager that the Shares are qualified for sale or that such qualification is not required. In offering Shares, Dealer will comply with all applicable provisions of the FINRA Rules including those rules relating to suitability of recommendations, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III.C. of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc.

In accordance with Section 8(e) of the Dealer Manager Agreement, the Dealer Manager shall be responsible for determining if a purchaser meets the initial suitability standards set forth in the FINRA Conduct Rules and the NASAA Guidelines, including any applicable state specific suitability standards set forth in the Prospectus. In making this determination, the Dealer Manager shall be entitled to rely on the Dealer and information provided by the purchasers. The Dealer shall make every reasonable effort to determine that the purchase of the Shares is a suitable and appropriate investment for each purchaser based on information provided by such purchaser to the Dealer including such purchaser’s age, investment objectives, investment experience, income, net worth, financial situation, and other investments held by such purchaser. In making its determination, the Dealer will consider, based on the information provided by the purchaser, whether the purchaser: meets the state specific minimum income and net worth standards set forth in the Suitability Standards section of the Prospectus for purchasers resident in those states; can reasonably benefit from an investment in the Shares based on his overall investment objectives and portfolio structure; is able to bear the economic risk of the investment based on his overall financial situation; and has an apparent understanding of the fundamental risks of an investment in the Shares, the risk that he may lose his entire investment, the lack of liquidity of the Shares, the restrictions on transferability of the Shares, the background and qualifications of the Company’s advisor, and the tax, including ERISA, consequences of an investment in the Shares. The Dealer agrees to maintain records for at least six (6) years of the information used to determine that an investment in the Shares is suitable and appropriate for each such purchaser.

13.	Privacy Laws.

The Dealer Manager and Dealer (each referred to individually in this section as a “party”) agree as follows:

(a) Each party agrees to abide by and comply in all respects with (i) the privacy standards and requirements of the GLBA and applicable regulations promulgated thereunder, (ii) the privacy standards and requirements of any other applicable federal or state law, including the Fair Credit Reporting Act (“FCRA”) and (iii) its own internal privacy policies and procedures, each as may be amended from time to time.

(b) Dealer shall not disclose nonpublic personal information (as defined under the GLBA) of all customers who have opted out of such disclosures, except to service providers (when necessary and as permitted under the GLBA) or as otherwise required by applicable law;

(c) Except as expressly permitted under the FCRA, Dealer shall not disclose any information that would be considered a “consumer report” under the FCRA; and

(d) Dealer shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event either party expects to use or disclose nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party must first consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that it is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

14.	Confidentiality of Due Diligence Information.

Dealer understands that the Company, Dealer Manager or third party due diligence providers may from time to time furnish Dealer with certain information which is non-public, confidential or proprietary in nature (the “Due Diligence Information”) in connection with its due diligence obligations under FINRA rules and federal securities laws. Dealer agrees that the Due Diligence Information will be kept confidential and shall not, without the Company’s, the Dealer Manager’s or such third party’s prior written consent, be disclosed by Dealer, or by Dealer’s affiliates, agents, representatives or employees, in any manner whatsoever, in whole or in part, and shall not be used by Dealer, its agents, representatives or employees, other than in connection with Dealer’s due diligence evaluation of the Offering. Dealer agrees to reveal the Due Diligence Information only to its affiliates, agents, representatives and employees who need to know the Due Diligence Information for the purpose of the due diligence evaluation. Further, Dealer and its affiliates, agents, representatives and employees will not disclose to any person the fact that the Due Diligence Information has been made available to it.

The term “Due Diligence Information” shall not include information which (i) is already in Dealer’s possession or in the possession of Dealer’s parent corporation or affiliates, provided that such information is not known by Dealer to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party; (ii) is or becomes generally available to the public other than as a result of a disclosure by Dealer, its affiliates, or their respective directors, officers, employees, agents, advisors and representatives in violation of this agreement; (iii) becomes available to Dealer or its affiliates on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by Dealer or its affiliates to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party; or (iv) is independently developed by Dealer or by its affiliates without use of the Due Diligence Information.

Dealer agrees that its obligation of non-disclosure, non-use and confidentiality of the Due Diligence Information as set forth herein shall terminate upon the termination of the Offering.

15.	Complaints.

The Dealer Manager and Dealer agree as follows:

(a) to notify the other if either receives any written or otherwise documented complaint from an investor in connection with the offer or sale of Shares by Dealer;

(b) to cooperate with the other in resolving the complaint; and

(c) to cooperate in any regulatory examination of the other to the extent it involves this Agreement or the offer or sale of Shares by Dealer.

16.	Notices.

(a) Any communications from Dealer shall be in writing addressed to the Dealer Manager at 1845 Walnut Street, 18th Floor Philadelphia, Pennsylvania 19103.

(b) Any notice from the Dealer Manager to Dealer shall be deemed to have been duly given if e-mailed, mailed, faxed or delivered by overnight delivery to Dealer at Dealer’s address shown below.

17.	Confirmation.

The Dealer Manager hereby acknowledges that the Dealer Manager has assumed the duty to confirm on behalf of the Dealer all orders for purchases of Shares accepted by the Company. Such confirmations will comply with the rules of the SEC and FINRA and will comply with the applicable laws of such other jurisdictions to the extent that the Dealer Manager is advised of such laws in writing by the Dealer.

18.	Entire Agreement, Waiver.

(a) This Agreement constitutes the entire agreement between the Dealer Manager and Dealer, and shall not be amended or modified in any way except by subsequent agreement executed in writing by the Dealer Manager and Dealer. Neither party to this Agreement shall be liable or bound to the other by any agreement except as specifically set forth in this Agreement.

(b) The Dealer Manager and Dealer may waive, but only in writing, any term, condition, or requirement under this Agreement that is intended for its benefit. However, any written waiver of any term or condition of this Agreement shall not operate as a waiver of any other breach of the term or condition of this Agreement.

(c) Also, any failure to enforce any provision of this Agreement shall not operate as a waiver of that provision or any other provision of this Agreement.

19.	Parties; Assignment.

This Agreement shall inure to the benefit of and be binding on Dealer, the Dealer Manager, and any respective successors and permitted assigns. This Agreement shall also inure to the benefit of the indemnified parties and their successors and permitted assigns to the extent set forth in Section 9 of the Dealer Manager Agreement. This Agreement is intended to be and is for the sole and exclusive benefit of the parties to this Agreement, including their respective successors and permitted assigns, and the indemnified parties and their successors and permitted assigns, and for the benefit of no other person. No other person shall have any legal or equitable right, remedy or claim under or in respect of this Agreement. No purchaser of any of the Shares from Dealer shall be construed to be its successor or assign merely by reason of the purchase. No party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party.

20.	Arbitration, Attorney’s Fees, Jury Trial and Applicable Law.

In the event of a dispute concerning any provision of this Agreement (including any provisions of the Dealer Manager Agreement incorporated into this Agreement), either party may require the dispute to be submitted to binding arbitration, conducted on a confidential basis, under the then current commercial arbitration rules of FINRA or the American Arbitration Association (at the discretion of the party requesting arbitration) in accordance with the terms of this Agreement (including the governing law provisions of this section) and pursuant to the Federal Arbitration Act (9 U.S.C. §§ 1 – 16). The parties will request that the arbitrator or arbitration panel (“Arbitrator”)

issue written findings of fact and conclusions of law. The Arbitrator shall not be empowered to make any award or render any judgment for punitive damages, and the Arbitrator shall be required to follow applicable law in construing this Agreement, making awards, and rendering judgments. The decision of the arbitration panel shall be final and binding, and judgment upon any arbitration award may be entered by any court having jurisdiction. All arbitration hearings will be held at a mutually agreed upon site. The parties may agree on a single arbitrator, or, if the parties cannot so agree, each party will have the right to choose one arbitrator, and the selected arbitrators will choose a third arbitrator. Each arbitrator must have experience and education that qualify him or her to competently address the specific issues to be designated for arbitration. Notwithstanding the preceding, no party will be prevented from immediately seeking provisional remedies in courts of competent jurisdiction, including but not limited to, temporary restraining orders and preliminary injunctions, but such remedies will not be sought as a means to avoid or stay arbitration. Except as provided otherwise in Section 9 of the Dealer Manager Agreement, in any action or arbitration to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. Each party to this Agreement hereby waives a trial by jury in any legal action or proceeding relating to this Agreement. This Agreement shall be construed under the laws of the Commonwealth of Pennsylvania; provided, however, that the governing law for causes of action for violations of federal or state securities law shall be governed by the applicable federal or state securities law.

21.	Severability.

In the event that any court of competent jurisdiction declares invalid any provision of this Agreement, such invalidity shall have no effect on the other provisions of this Agreement, which shall remain valid and binding and in full force and effect, and to that end the provisions of this Agreement shall be considered severable.

22.	Counterparts.

This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement.

23.	Relationship.

Nothing in this Agreement shall be construed or interpreted to constitute the Dealer as an employee, agent or representative of, or in association with or in partnership with, the Dealer Manager, the Company or the other Dealers; instead, this Agreement shall only constitute the Dealer as a dealer authorized by the Dealer Manager to sell the Shares according to the terms set forth in the Registration Statement and the Prospectus as amended and supplemented and in this Agreement.

24.	Effective Date.

This Agreement is made effective between the parties as of the date accepted by Dealer as indicated by its signature to this Agreement.

[signature page follows]

Date	Sincerely,

[ ] [ ] , 20[ ]	RESOURCE SECURITIES, INC.

By:
Darshan V. Patel, President

ACCEPTANCE:

We have read the foregoing Agreement and accept your invitation to become a Dealer under all the terms and conditions stated in the above Agreement and confirm that all the statements set forth in the above Agreement are true and correct. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement. We hereby acknowledge receipt of a copy of the Dealer Manager Agreement referred to above.

[ ] [ ] , 20[ ]			,
Date	a(n)	, corporation,

By:

, President

(Address)

(Telephone Number)

Our CRD Number is
Our Tax ID Number is

Licensed as a broker-dealer in the following states:

Additional Dealer Contact Information

	Due Diligence	Marketing	Commission

Name:

Address:

City/St/Zip

Telephone:

Fax:

Email:

Address for notice pursuant to Section 16 (if different from above address):

Name:

Company:

Address:

City, State and Zip code:

Telephone No.:

Fax:	Email:

Commission Payments Information

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